Exhibit 6.15

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (this “Agreement”), is made as of the [      ] day of June, 2018 by and among LMP Automotive Holdings, Inc., a Delaware corporation (the “Company”), and the investors listed on Exhibit A attached to this Agreement (each a “Purchaser” and together the “Purchasers”).

The parties hereby agree as follows:

1. Purchase and Sale of Common Stock.

1.1 Sale and Issuance of Common Stock.

(a) Subject to the terms and conditions of this Agreement, each Purchaser agrees to purchase at the Closing and the Company agrees to sell and issue to each Purchaser at the Closing that number of shares of Common Stock, $0.00001 par value per share (the “Common Stock”), set forth opposite each Purchaser’s name on Exhibit A, at a purchase of $4.75 per share price (the “Purchase Price”). The shares of Common Stock issued to the Purchasers pursuant to this Agreement shall be referred to in this Agreement as the “Shares.” The Purchasers acknowledge that the Company is, along with the Shares (as defined below), contemporaneously offering (i) 4% convertible promissory notes due 2018 in the principal amount of $1,900,000 and (ii) 9% convertible promissory notes due 2020 in the principal amount of $4,400,000.

1.2 Closing; Delivery.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures at such other time and place as the Company and the Purchasers mutually agree upon (the “Closing”). The term “Closing” shall apply to each such closing unless otherwise specified.

(b) At or within a reasonable time after Closing, the Company shall deliver to each Purchaser a certificate representing the Shares being purchased by such Purchaser at such Closing against payment of the Purchase Price therefor by certified check or by wire transfer to a bank account designated by the Company.

1.3 Sale of Additional Shares. The offering of Shares hereunder is part of an offering by the Company, on the same terms and conditions as those contained in this Agreement, under Rule 506(b) under Regulation D promulgated under the Securities Act, of up to an aggregate of 1,800,000 Shares (the “Maximum Offering”), including the offering to one or more purchasers who shall purchase shares (“Additional Shares”) after the first Closing (the “Additional Purchasers”), provided that each Additional Purchaser shall become a party to the Transaction Agreements (as defined below). Exhibit A to this Agreement shall be updated to reflect the number of Additional Shares purchased at each such Closing and the parties purchasing such Additional Shares.

1.4 Defined Terms Used in this Agreement1.5. . In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

(a) “Knowledge” including the phrase “to the Company’s knowledge” shall mean the actual knowledge after reasonable investigation by an officer of the Company.

(b) “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(c) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(d) “Purchaser” means each of the Purchasers who is initially a party to this Agreement and any Additional Purchaser who becomes a party to this Agreement at a subsequent Closing under Subsection 1.3.

(e) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(f) “Shares” means the shares of Common Stock issued at a Closing and any Additional Shares issued at a subsequent Closing under Subsection 1.3.

(g) “Transaction Agreements” means this Agreement, the Stockholders’ Agreement, attached hereto as Exhibit D (the “Stockholders’ Agreement”), the Accredited Investor Questionnaire to be completed and executed by the Investor (the “Investor Questionnaire”), attached hereto as Exhibit C and any other agreements, instruments or documents entered into in connection with this Agreement.

2. Representations and Warranties of the Company. The Company hereby represents and warrants to each Purchaser that the following representations are true and complete as of the date of the Closing, except as otherwise indicated.

2.1 Organization, Good Standing, Corporate Power and Qualification2. . The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 Capitalization.

(a) The authorized capital of the Company consists, immediately prior to the Closing, of:

(i) 100,000,000 shares of common stock, $0.00001 par value per share (the “Common Stock”), 23,858,042 of which are issued and outstanding immediately prior to the Initial Closing. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 20,000,000 shares of Preferred Stock, none of which are issued and outstanding immediately prior to the Closing.

(b) Exhibit B sets forth the capitalization of the Company assuming the completion of the Maximum Offering.

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2.3 Authorization. All corporate action required to be taken by the Company in order to authorize the Company to enter into this Agreement and to issue the Shares at the Closing has been taken or will be taken prior to the Closing. The Transaction Agreements, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.4 Valid Issuance of Shares2.3. . The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by a Purchaser. Assuming the accuracy of the representations of the Purchasers in this Agreement and subject to the filings described below, the Shares will be issued in compliance with all applicable federal and state securities laws.

3. Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, each as to itself severally and not jointly, that:

3.1 Authorization. The Purchaser has full power and authority to enter into the Transaction Agreements. The Transaction Agreements to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Shares to be acquired by the Purchaser will be acquired solely for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Purchaser has not been formed for the specific purpose of acquiring the Shares.

3.3 Disclosure of Information. The Purchaser has had an opportunity to ask questions of, and receive answers from, and discuss the Company’s business, management, financial affairs, and the terms and conditions of the offering of the Share and the Transaction Agreement with the Company’s management.

3.4 Restricted Securities. The Purchaser understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

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3.5 Lock-up Agreement. If so requested by the Company or the underwriters or the placement or selling agents in connection with the initial public offering of the Company’s securities registered or qualified under the Securities Act of 1933, as amended, Purchaser shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however or whenever acquired (except for those being registered or qualified) without the prior written consent of the Company or such underwriters, as the case may be, for 180 days from the effective date of the registration statement, , and Purchaser shall execute an agreement reflecting the foregoing as may be requested by the Company or underwriters at the time of such offering.

3.6 No Public Market. The Purchaser understands that no public market now exists for the Shares, and that the Company has made no assurances that a public market will ever exist for the Shares.

3.7 Legends. The Purchaser understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with one or all of the following legends:

(a) “THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

“THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AGREEMENTS, COVENANTS AND RESTRICTIONS PROVIDED IN THE STOCKHOLDERS’ AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG LMP AUTOMOTIVE HOLDINGS, INC. AND THE PERSONS NAMED THEREIN. A COPY OF SUCH AGREEMENT MAY BE OBTAINED BY ANY STOCKHOLDER OF THE COMPANY UPON REQUEST WITHOUT CHARGE FROM THE SECRETARY OF THE COMPANY AT THE PRINCIPAL OFFICE OF THE COMPANY”

(b) Any legend set forth in, or required by, the other Transaction Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument, or book entry so legended.

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3.8 Accredited Investor. The information in the Investor Questionnaire is accurate and true in all respects and the Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.9 Foreign Investors. If the Purchaser is not a United States person (as defined by Section 7701(a)(30) of the Code), the Purchaser hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Shares, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares. The Purchaser’s subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Purchaser’s jurisdiction.

3.10 No General Solicitation. Neither the Purchaser, nor any of its officers, directors, members, managers, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Shares.

3.11 Stockholders’ Agreement. Investor has reviewed and accepts the terms and conditions of the Stockholders’ Agreement, and acknowledges that delivery of its signature hereto shall constitute its execution and delivery of the Stockholders’ Agreement to the other parties thereto.

3.12 Exculpation Among Purchasers. The Purchaser acknowledges that it is not relying upon any Person, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. The Purchaser agrees that neither any Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of any Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

4. Miscellaneous.

4.1 Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Purchasers contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Purchasers or the Company. Notwithstanding the foregoing, the warranties and representations of the Company shall survive only for the one-year period following the Closing.

4.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.3 Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware.

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4.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, or (c) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the signature page or Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 4.6.

4.7 Purchaser Finder’s Fees. Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each Purchaser or any of its officers, employees or representatives is responsible.

4.8 Attorneys’ Fees. If any action at law or in equity (including, arbitration) is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

4.9 Amendments and Waivers. No term of this Agreement may be amended, terminated or waived without the written consent of the Company and Purchasers. Any amendment or waiver effected in accordance with this Subsection 4.9 shall be binding upon the Purchasers and each transferee of the Shares, each future holder of all such securities, and the Company.

4.10 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

4.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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4.12 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

4.13 Dispute Resolution. Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York, NY, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Delaware Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court located in New York, New York, or any court of the State of New York having subject matter jurisdiction.

[THE SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first written above.

LMP Automotive Holdings, Inc.

By:
Samer Tawfik, Chief Executive Officer

Address: 601 N. State Road 7, Plantation, FL 33317

Signature Page to Common Stock Purchase Agreement

IF AN INDIVIDUAL:	PURCHASER:

(Signature)

(Print Name)

IF AN ENTITY:

(Print or Type Name of Entity)

By:
(Signature)

(Print Name and Title)

Purchase Price:	$

Number of Shares:

Signature Page to Common Stock Purchase Agreement

EXHIBIT A

SCHEDULE OF PURCHASERS

Name and Address	Number and Class of Shares Held	Percentage Interest

EXHIBIT B

CAPITALIZATION TABLE

EXHIBIT C

INVESTOR QUESTIONNAIRE

Purchaser Name:

(If Investor is an individual, complete Section 1. If Investor is an entity, complete Section 2.)

1. The undersigned hereby certifies that he or she is an “accredited investor” as that term is defined in Regulation D adopted pursuant to the Securities Act of 1933 by virtue of satisfying the specific accredited investor qualifications checked by the undersigned below.

(a) [    ] an individual whose individual net worth, or joint net worth with that person’s spouse, exceeds $1,000,000.

NOTE: For this purpose, “individual net worth” means the excess of total assets at fair market value over total liabilities. For the purposes of calculating net worth: (i) the person’s primary residence shall not be included as an asset; (ii) indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the acquisition of the Securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the acquisition of the Securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (iii) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence shall be included as a liability.

(b) [    ] an individual whose personal income was in excess of $200,000 in each of the last two full calendar years, or whose joint income together with that person’s spouse was in excess of $300,000 in each of those years, and who reasonably expects to have at least the same level of income in the current calendar year.

NOTE: For this purpose, “individual income” means adjusted gross income, as reported for federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any exclusion for tax-exempt interest under Section 103 of the Code, (ii) the amount of any losses claimed as a limited partner in a limited partnership as reported on Schedule E of form 1040, (iii) the amount of any deduction, including the allowance for depletion, under Section 611, et seq., of the Code and (iv) the amount of any deduction for long-term capital gains under Section 1202 of the Code.

2. The undersigned entity hereby certifies that it is an “accredited investor” as that term is defined in Rule 501 in Regulation D adopted pursuant to the Securities Act by virtue of satisfying the specific accredited investor qualifications checked by the undersigned below.

(a) [     ] a corporation, a partnership, a non-profit organization described in Section 501(c)(3) of the Internal Revenue Code, a Massachusetts trust or similar business trust, which was not formed for the specific purpose of investing in the Company and which has total assets in excess of $5,000,000;

(b) [     ] a trust with total assets in excess of $5,000,000, which was not formed for the specific purpose of investing in the Company and whose investment in the Company is directed by a person with such knowledge and experience in financial and business matters that he or she is capable of evaluating the merits and risks of an investment in the Company;

(c) [     ] any entity in which all of the equity owners are “accredited investors” within the meaning of Rule 501(a) under the Securities Act (Note: all owners of an entity qualifying under this criteria must each execute an individual accredited investor questionnaire);

(d) [     ] a bank, as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, acting in either an individual or fiduciary capacity;

(e) [     ] an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

(f) [     ] a Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

(g) [     ] a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934;

(h) [     ] an insurance company as defined in Section 2(13) of the Securities Act;

(i) [     ] a plan established and maintained by a state, its political subdivisions, or an agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, which plan has total assets in excess of $5,000,000;

(j) [     ] an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, which satisfies one of the following criteria: (i) the investment decision for such plan is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) such plan has total assets in excess of $5,000,000; or (iii) such plan is a self-directed plan and its investment decisions are made solely by persons who are “accredited investors” within the meaning of Rule 501(a) under the Securities Act;

(k) [     ] a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

IN WITNESS WHEREOF, the undersigned has executed this Accredited Investor Certification as of ______________________, 201[    ].

IF INVESTOR IS AN INDIVIDUAL:
(Signature)

(Print Name)

IF INVESTOR IS AN ENTITY:
(Print or Type Name of Entity)

By:
(Signature)

(Print Name and Title)

EXHIBIT D

STOCKHOLDERS’ AGREEMENT